Exhibit 10.1
Schedule of 2006 Salary and Target Bonus for Named
Executive Officers (as defined in Item 402(a)(3) of Regulation S-K)
Effective May 1, 2006, the annual salary compensation for each of the Named Executive Officers is:

Robert J. Keegan, Chairman of the Board, Chief Executive Officer and President, $1,150,000.

Richard J. Kramer, Executive Vice President and Chief Financial Officer, $530,000; and

C. Thomas Harvie, Senior Vice President, General Counsel and Secretary, $457,000;

Jonathan D. Rich, President, North American Tire, $455,000;

Joseph M. Gingo, Executive Vice President, Quality Systems and Chief Technical Officer, $385,000.
      Target bonuses for 2006 under the Company’s Performance Recognition Plan for each of the Named Executive Officers are:

Mr. Keegan, $1,700,000;

Mr. Kramer, $470,000; and

Mr. Rich, $400,000;

Mr. Harvie, $290,000;

Mr. Gingo $260,000.
      Payment of 2006 bonuses will be made from a payment pool, the size of which will depend on the extent to which the specific financial performance targets established by the Committee are met. The target aggregate payment pool for 2006 is approximately $30 million. Earnings before interest and taxes less finance charges (“EBIT”) and operating cash flow are the financial performance measures under the Performance Recognition Plan for fiscal year 2006. Funding of the 2006 payment pool will be based 50% on each performance measure and could range from zero to 200% of the target amount depending on the level of operating cash flow and EBIT achieved. In addition, payouts for the participants may be adjusted based on individual performance.